THIS CONVERTIBLE NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATES IN THE UNITED STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.
IN ACCORDANCE WITH A CERTAIN SUBORDINATION AGREEMENT BY AND AMONG THE HOLDER, THE COMPANY AND OXFORD FINANCE LLC, IN ITS CAPACITY AS COLLATERAL AGENT, THE HOLDER HAS SUBORDINATED ANY SECURITY INTEREST OR LIEN THAT HOLDER MAY HAVE IN ANY PROPERTY OF THE COMPANY TO THE SECURITY INTEREST OF OXFORD FINANCE LLC AND THE LENDERS INDENTIFIED THEREIN IN ALL ASSETS OF THE COMPANY, NOTWITHSTANDING THE RESPECTIVE DATES OF ATTACHMENT OR PERFECTION OF THE SECURITY INTEREST OF THE HOLDER AND OXFORD FINANCE LLC AND THE LENDERS.

CONVERTIBLE PROMISSORY NOTE

$40,000,000	, 2020
For value received Evolus, Inc., a Delaware corporation (the “Company”), promises to pay to the order of Daewoong Pharmaceutical Co., Ltd. or its assigns (“Holder”) the principal sum of $40,000,000 (as such principal sum may be increased in accordance with Section 2 hereof, the “Principal Amount”) together with accrued and unpaid interest thereon, each due and payable on the dates and in the manner set forth below.
This convertible promissory note (this “Note”) is issued pursuant to the terms of that certain Convertible Promissory Note Purchase Agreement, dated as July 6, 2020 (as amended, the “Purchase Agreement”). Capitalized terms used herein without definition shall have the meanings given to such terms in the Purchase Agreement.
Pursuant to the terms and conditions of the Subordination Agreement, the Company’s obligations to the Holder under this Note are subordinated to the Senior Debt (as defined therein).
1.Repayment of Principal Amount.
(a)On the date that is sixty (60) months after the initial issuance date of this Note (the “Issuance Date”) or such earlier date in accordance with the terms of this Note (the “Maturity Date”), the Company shall pay to the Holder the sum of (i) the then outstanding Principal Amount of the Note, plus (ii) all accrued but unpaid interest thereon, plus (iii) all expenses incurred by the Holder pursuant to Section 6(c)(ii) hereof (such amount, the “Redemption Price”). Payment of the Redemption Price on the Maturity Date shall constitute a redemption of the Note in whole. The Company, at its election, may request from the Holder a statement setting forth the calculation of the Redemption Price. The Company shall pay the Holder an amount equal to the Redemption Price via wire transfer of immediately available funds to the bank account designated by the Holder on the signature page hereto (which may be amended from time to time by the Holder upon delivery of written notice to the Company) (the “Holder Account”).
(b)On the Redemption Date, the Holder shall surrender this Note to the Company, in the manner and at the place designated in writing by the Company, upon payment of the Redemption Price to the order of the Holder, and this Note shall be canceled and retired upon delivery of the full Redemption Price to such Person.
(c)All payments of interest and principal shall be in lawful money of the United States of America. All payments shall be applied first to accrued interest, second to expenses incurred pursuant to Section 6(c)(ii) hereof, and thereafter to principal.
(d)Any redemption pursuant to this Note shall be deemed to have been effected as of 5 p.m. (United States Pacific Time) on the date of the payment of the Redemption Price to the Holder Account (the “Redemption

Date”) as provided in Section 1(a) on or prior to which this Note shall have been surrendered in accordance with Section 1(b) hereof.
(e) Any and all payments by or on account of any obligation of the Company under this Note shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any tax (other than (i) a tax on the overall net income of the Holder, (ii) any tax attributable to the Holder’s failure to provide an applicable Internal Revenue Service Form W-8, and (iii) any United States federal withholding tax imposed under sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (the “Code”), as of the date of this Note (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to section 1471(b)(1) of the Code ((i) - (iii) collectively referred to as the “Excluded Taxes”)) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of the Company. The Company shall indemnify the Holder, within 10 days after demand therefor, for the full amount of any such taxes (other than the Excluded Taxes) payable or paid by the Holder or any of its Affiliates and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to the Company shall conclusive absent manifest error.
If the Company is required by law to make any deduction or withholding on account of any such tax from any sum paid or payable by the Company to the Holder under this Note: (i) the Company shall notify the Holder of any such requirement or any change in any such requirement as soon as the Company obtains knowledge of it; (ii) the Company shall pay (or cause to be paid) any such tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on Company) for its own account or (if that liability is imposed on the Holder) on behalf of and in the name of the Holder; (iii) if the taxes are not Excluded Taxes, the sum payable by the Company in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment (including such deductions and payments applicable to additional sums payable under this Section 1(e)), the Holder receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty (30) days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty days after the due date of payment of any tax which it is required by clause (ii) above to pay, the Company shall deliver to the Holder evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority.
2.Interest Rate. The Note (including both the initial Principal Amount and all interest that is paid in-kind by adding such interest to the outstanding Principal Amount) shall accrue interest from the Issuance Date until payment in full (or conversion in accordance with this Note), which interest shall accrue at the lesser of three percent (3%) per annum (compounded semi-annually) calculated on the basis of a 365-day year for the actual number of days elapsed and the maximum rate permissible by law. Interest shall be paid in-kind by adding the accrued amount thereof to the outstanding Principal Amount on a semi-annual basis on June 30th and December 31st of each calendar year for so long as any Principal Amount under this Note remains outstanding; provided that, in the event that all obligations under that certain Loan and Security Agreement, dated as of March 15, 2019, by and among the Company, Oxford Finance LLC, as collateral agent and lender are paid in full and the Subordination Agreement has been terminated (the “Senior Debt Paydown”), the Company shall thereafter pay the semi-annual interest payments described above in cash on each June 30th and December 31st thereafter via wire transfer of immediately available funds to the Holder Account; provided, however, that if an interest payment shall fall on a Saturday, Sunday or bank holiday, such interest payment shall be made on the next business day.
3.Conversion.
(a)Optional Conversion during Conversion Period. Prior to the repayment of this Note in full, commencing on the twelve (12)-month anniversary of the Issuance Date and until the Maturity Date, the Holder may, in its sole and absolute discretion and upon delivery on one or more occasions of a written notice to the Company electing to convert this Note (a “Conversion Election Notice”), convert all or any portion of the then outstanding Principal Amount and all accrued and unpaid interest into shares of Common Stock. The number of shares of Common Stock issuable upon any conversion of this Note shall be equal to the quotient of the applicable Conversion Amount divided by the Conversion Price. For purposes of this Note, (i) “Conversion Amount” shall mean that portion of the then outstanding Principal Amount and all accrued and unpaid interest that the Holder elects to convert; (ii) “Conversion Price” shall mean $13.00 per share of Common Stock (subject to customary equitable adjustments (as reasonably determined by the Company and the Holder) in the event of any stock split, dividend or distribution of stock, rights, options or warrants to existing holders of Common Stock granted on a pro-rata basis, recapitalization, spinoffs, share combination or similar transaction); and (iii) “Common Stock” shall mean shares of the Company’s common stock, par value $0.00001. Holder agrees to provide its then current ownership of all Common Stock as of the date of any Conversion Election Notice and agrees that the Company may rely on such information in calculating the number of shares of Common Stock that may be issued when determining any conversion limitations under Section 3(f) below.
(b)Mechanics of Conversion.
(i)If the conversion of this Note would result in the issuance of a fractional share, the Company shall, in lieu of issuance of any fractional share, pay the Holder otherwise entitled to such fraction a sum in cash equal to the product resulting from multiplying such fraction by the then current fair market value of one share of Common Stock based on the closing price for the Common Stock on NASDAQ on the date of the Conversion Election Notice.
(ii)As soon as practicable after a conversion has been effected and the surrender of this Note (or lost note affidavit and agreement, if applicable) (and in no event later than five (5) business days following the conversion time or the date when the Holder surrenders its Note (or lost note affidavit and agreement, if applicable) whichever is later), the Company shall issue and deliver to the Holder, or to its permitted transferee, a certificate or certificates or other evidence of ownership, if applicable for the number of shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and upon such delivery of such certificates or other evidence of ownership to the Holder, notwithstanding that this Note may not have been surrendered, all rights with respect to this Note shall automatically terminate without further actions by the Holder or the Company, and this Note shall be deemed automatically cancelled and retired; provided, however, that if the Holder has converted less than the full amount of the outstanding Principal Amount, the Company shall issue the Holder a new convertible promissory note with like interest and in the principal amount equal to that portion of the outstanding Principal Amount not converted yet by the Holder.
(c)The receipt of Common Stock pursuant to the conversion shall be free and clear of any withholdings or deductions for taxes.
(d)Status of Conversion Shares; Listing. Each share of Common Stock delivered upon conversion of this Note will be a newly issued or treasury share and will be duly and validly issued, fully paid, non-assessable, free from preemptive rights and free of any lien or adverse claim (except to the extent of any lien or adverse claim created by the action or inaction of the Holder or the Person to whom such share will be delivered). If the Common Stock is then listed on any securities exchange, or quoted on any inter-dealer quotation system, then the Company will cause each share of Common Stock issued upon conversion of this Note, when delivered upon such conversion, to be admitted for listing on such exchange or quotation on such system.
(e)Suspension of Conversion Right. In the event an Exclusion Order is ordered by the U.S. International Trade Commission (“ITC”) in its final determination in that certain ITC matter entitled In the Matter of Certain Botulinum Toxin Products and such Exclusion Order is not disapproved by the President as set forth in 19 U.S.C. 1337(j)(2), then for the greater of (i) a period of 12 months from the date that the Exclusion Order is ordered by the ITC or (ii) until expiration of the Exclusion Order (the “Suspension Period”), the Holder shall cease to have the ability to deliver a Conversion Election Notice or the right to convert this Note in accordance with this Section 4 for the pendency of the Suspension period. Provided, however, that if during the Suspension Period Holder or any of its affiliates obtains the right to lawfully supply Product (as defined in that certain License and Supply Agreement) for import and sale without restriction in the United States, including, but not limited to by settlement, reversal of the Exclusion Order on appeal or the expiration of the Exclusion Order, then Holder’s conversion rights shall be immediately reinstated.
(f)Beneficial Ownership Limitation. Notwithstanding anything to the contrary in this Note, this Note will not be convertible by the Holder, and the Company will not effect any conversion of this Note or issue such shares of Common Stock in lieu of payment of any interest due as provided herein, to the extent, and only to the extent, that such issuance, convertibility or conversion would result in the Holder or a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) beneficially owning in excess of four and ninety nine hundredths percent (4.99%) of the then-outstanding shares of Common Stock (the “Beneficial Ownership Limit”). For these purposes, beneficial ownership and calculations of percentage ownership will be determined in accordance with Rule 13d-3 under the Exchange Act. For the avoidance of doubt, the limitations on the convertibility of this Note and issuance of shares of Common Stock pursuant to this Section 3(f) will not, in themselves, cause this Note to cease to be outstanding (and interest will continue to accrue on any portion of this Note that has been tendered for conversion and whose convertibility is suspended pursuant to this Section 3(f)), and such limitations will cease to apply if and when this Note’s convertibility and conversion, or such issuance, will not violate this Section 3(f). Notwithstanding anything to the contrary in this Section 3(f), upon delivery of a written notice to the Company, the Holder may from time to time increase or decrease the Beneficial Ownership Limit to any other percentage not in excess of nine and ninety nine hundredths percent (9.99%) as specified in such notice; provided that any increase in the Beneficial Ownership Limit will not be effective until the sixty-first (61st) calendar day after the delivery of such written notice.
4.Prepayment. Except pursuant to Section 5 of this Note, the Company shall not prepay this Note prior to the twenty-seven (27)-month anniversary of the Issuance Date without the consent of the Holder (which consent may be withheld in its sole and absolute discretion); provided, however, that if the Company elects to prepay this Note prior to the Maturity Date, the Company shall provide the Holder with not less than ten (10) business days’ written notice during which the Holder may elect to convert all or any portion of the then outstanding Principal Amount and all accrued and unpaid interest pursuant to Section 3 above.
5.Right of Offset. In the event the Company is awarded any recovery pursuant to a final, non-appealable award or judgment issued by a court of competent jurisdiction over the parties, or pursuant to any settlement acceptable in the sole and absolute discretion of each of the Company and the Holder, for any indemnification or other claim for damages by the Company under the License and Supply Agreement, the amount of the Holder’s or its affiliate’s indemnification obligation with respect to such award, judgment or settlement shall be reduced on a dollar-for-dollar basis and will be offset by the amount of the then outstanding Principal Amount and any accrued but unpaid interest thereon. The parties agree and acknowledge that the obligations to be offset hereunder are mutual debts and that such offset would be permitted in any bankruptcy case of the Company pursuant to 11 U.S.C. § 553 and other applicable law.
6.Default.
(a)If there shall be any Event of Default hereunder, at the option and upon the declaration of the Holder and upon written notice to the Company (which election and notice shall not be required in the case of an Event of Default under Section 6(a)(iii) or 6(a)(iv)), this Note shall accelerate and all principal and unpaid accrued interest shall become immediately due and payable. The occurrence of any one or more of the following shall constitute an Event of Default:
(i)The Company fails to pay timely any of the Principal Amount due under this Note on the date the same becomes due and payable or any accrued interest or other amounts due under this Note on the date the same becomes due and payable;
(ii)The Company shall default in its performance of any covenant under the Purchase Agreement or this Note;
(iii)The Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or
(iv)An involuntary petition is filed against the Company (unless such petition is dismissed or discharged within sixty (60) days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company.

(b)Upon the occurrence of an Event of Default, the Company shall give the Holder prompt written notice of the occurrence of such Event of Default.
(c)Upon the occurrence of any one or more Events of Default, (i) the Holder may proceed to protect and enforce its rights by suit in equity, action at law or by other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in the Purchase Agreement or in aid of the exercise of any power, right or remedy granted hereunder, or may proceed to enforce the payment of this Note, or to enforce any legal or equitable right it may have as a holder of this Note and (ii) the Company will pay to the Holder such amounts as shall be sufficient to cover the reasonable costs and expenses of such Holder due to such Event of Default, including without limitation, costs of collection and reasonable fees, disbursements and other charges of counsel incurred in connection with any action in enforcing and collecting any payment under this Note.
(d)Notwithstanding whether this Note has been surrendered or not, all rights with respect to this Note will terminate upon the payment by the Company of the Redemption Price and all other costs and expenses due in accordance with this Section 6(d) and this Note shall be deemed automatically cancelled and terminated in all respects.
7.Waiver. The Company hereby waives demand, notice, presentment, protest and notice of dishonor. The Company agrees that no omission or delay by the Holder in exercising any right under this Note shall operate as a waiver, and the single or partial exercise of any such right or rights shall not preclude any other further exercise of such right or rights.
8.Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.
(a)This Note shall be governed by and construed under the laws of the State of Delaware, as applied to agreements among Delaware residents, made and to be performed entirely within the State of Delaware, without giving effect to conflicts of laws principles.
(b)Any claim, complaint, or action brought under this Note shall be brought in a court of competent jurisdiction in the State of Delaware, whose courts shall have exclusive jurisdiction over claims, complaints, or actions brought under this Note, and the parties hereby agree and submit to the personal jurisdiction and venue thereof.
(c)THE COMPANY AND THE HOLDER EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS NOTE OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS NOTE OR THE TRANSACTIONS RELATED HERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE COMPANY AND THE HOLDER EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE COMPANY AND THE HOLDER MAY FILE A COPY OF THIS NOTE WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
9.Modification; Waiver. Any term of this Note may be amended or waived only with the written consent of the Company and the Holder (which may be withheld by the Holder in its sole and absolute discretion).
10.Assignment. This Note may not be assigned without the prior written consent of the Company and subject to such prior written consent of the Company, upon its surrender to the Company for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company; provided, that the Holder may assign this Note without the Company’s consent to any affiliate of the Holder against which the Company is awarded any recovery to permit the offset of such recovery against the outstanding Principal Amount in accordance with Section 5 hereof. Thereupon, this Note shall be reissued to, and registered in the name of, the transferee, or a new convertible promissory note for the then outstanding Principal Amount and like interest shall be issued to, and registered in the name of, the transferee. Interest and principal shall be paid solely to the registered holder of this Note. Such payment shall constitute full discharge of the Company’s obligation to pay such interest and principal.
11.Lost, Stolen, Destroyed or Mutilated Notes. In case this Note shall be mutilated, lost, stolen or destroyed, the Company shall issue a new convertible promissory note of like date, tenor and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of such mutilated Note, or in lieu of any Note lost, stolen or destroyed, upon receipt of evidence satisfactory to the Company of the loss, theft or destruction of such Note.
12.Register. The Company shall keep at its principal office a register in which the Company shall provide for the registration and transfer of this Note, in which the Company shall record the name and address of the Holder and the name and address of each transferee permitted by the Company. The Holder shall notify the Company of any change of name or address and promptly after receiving such notification the Company shall record such information in such register.
13.Notices. Any notice or communication provided for by this Note shall be in writing and shall be delivered in person, or sent by telecopy or fax or electronic mail, or mailed, first class, postage prepaid, or sent by internationally recognized overnight delivery service addressed to the Company or the Holder at their respective addresses, email addresses or fax numbers specified in the Agreement. All notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) business days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if faxed or emailed.
14.Counterparts. This Note may be executed in one or more counterparts including counterparts transmitted by telecopier or facsimile, each of which shall be deemed an original, but all of which signed and taken together, shall constitute one document.
[signature page follows]

COMPANY:
EVOLUS, INC.
By:
Name:
Title:

Holder: Daewoong Pharmaceutical Co., Ltd.
Principal Amount of Note: $40,000,000
Date of Note: , 2020

Holder Account:
Account name: [***]
Account Number: [***]
SWIFT Code: [***]
Bank: [***]

[Signature page to Convertible Promissory Note of Evolus, Inc.]